Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2021 Financial Results
and Updates 2021 Outlook

MINNEAPOLIS, Minnesota - November 2, 2021 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended September 30, 2021.

Recent Business Highlights
•Generated revenue of $61.7 million in the third quarter of 2021, a 72% increase over the same quarter last year
•Achieved gross margin of 86.0% in the third quarter of 2021, an increase over the 85.5% reported in the same quarter last year
•Activated 68 new centers in the U.S. in the third quarter of 2021, bringing the total to 603 U.S. medical centers providing Inspire therapy
•Created 11 new U.S. sales territories in the third quarter of 2021, bringing the total to 141 U.S. sales territories

"Our team continued to perform extremely well during the third quarter, particularly during the recent resurgence of COVID-19 driven by the Delta variant,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "The significant growth in our business is being driven by increased capacity at new and existing centers, enhanced patient demand for Inspire therapy, our ability to improve patients’ access to care with our Advisor Care Program, and the positive reimbursement environment for Inspire therapy. Based on our strong performance in the third quarter and the anticipated continuation of positive implant growth trends for the remainder of the year, we are raising our full year 2021 revenue guidance to between $219 million to $221 million, an increase from our prior guidance of $210 million to $213 million. While we continue to closely track the ongoing challenges presented by COVID-19, we anticipate that any impact to our business will be minimal given that our centers are geographically distributed across the country and not heavily concentrated in any one particular region. Moreover, we intend to continue our robust investment in the further growth in adoption of Inspire therapy."

"The 68 new U.S. implanting centers that were added in the third quarter was well above our previous guidance of 48 to 52 new centers per quarter, and is indicative of the continued substantial demand by physicians and centers for access to Inspire therapy. To further support this demand, we created 11 new sales territories in the third quarter in the U.S.,” continued Mr. Herbert. “Importantly, our robust pace in the opening of new centers includes a growing number of ASCs, which continue to increase at a slightly higher rate than the addition of hospitals. Finally, we were pleased that a CMS panel unanimously approved a recommendation to recalculate the proposed reimbursement for Inspire procedures performed in ASCs, and we should learn of the ASC reimbursement in the next few weeks.”

Third Quarter 2021 Financial Results

Revenue was $61.7 million for the three months ended September 30, 2021, a 72% increase from $35.8 million in the corresponding period in the prior year. U.S. revenue for the quarter was $58.3 million, an increase of 76% as compared to the prior year quarter. Third quarter European revenue was $3.4 million, an increase of 24% as compared to the third quarter of 2020.

Gross margin increased to 86.0% for the three months ended September 30, 2021, compared to 85.5% for the corresponding prior year period, with the improvement primarily due to higher sales volumes and manufacturing efficiencies.

Operating expense increased to $62.9 million for the third quarter of 2021, as compared to $40.5 million in the corresponding prior year period, an increase of 55%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.

Net loss was $10.3 million for the third quarter of 2021, as compared to $10.4 million in the corresponding prior year period. The diluted net loss per share for the third quarter of 2021 was $0.38 per share, as compared to $0.39 in the prior year period.

As of September 30, 2021, cash, cash equivalents and investments were $220.2 million, compared to $234.4 million at December 31, 2020.

Full Year 2021 Guidance

Given the positive trends during the third quarter, Inspire is increasing its full year 2021 revenue guidance to between $219 million to $221 million, which would represent growth of 90% to 92% over full year 2020 revenue of $115.4 million. This compares to the prior revenue guidance of $210 million to $213 million. The Company is maintaining its full year 2021 gross margin guidance of 85% to 86%.

In addition, Inspire is increasing its guidance relating to the opening of new U.S. medical centers to a range of 52 to 56 per quarter for the remaining quarter of the year, as compared to the prior guidance of 48 to 52 centers. The Company is also increasing its guidance on the addition of new territories to adding 11 to 12 new territories for the fourth quarter of 2021. This compares to the prior guidance of ten to 11 territories.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, November 2, 2021, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, November 2nd at 5:00 p.m. Eastern Time:
Domestic:            800-344-0786
International:            209-905-5969
Conference ID:            8449129
Webcast:            https://edge.media-server.com/mmc/p/utdpmguo

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2021 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2021 and the impact of such additions, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$61,685	$35,842	$154,996	$69,372
Cost of goods sold	8,624	5,211	22,123	10,462
Gross profit	53,061	30,631	132,873	58,910
Operating expenses:
Research and development	9,614	7,307	27,056	18,807
Selling, general and administrative	53,243	33,216	143,846	89,249
Total operating expenses	62,857	40,523	170,902	108,056
Operating loss	(9,796)	(9,892)	(38,029)	(49,146)
Other expense (income):
Interest income	(22)	(125)	(110)	(1,015)
Interest expense	537	533	1,590	1,584
Other expense (income), net	33	(2)	90	(83)
Total other expense	548	406	1,570	486
Loss before income taxes	(10,344)	(10,298)	(39,599)	(49,632)
Income taxes	3	87	52	87
Net loss	(10,347)	(10,385)	(39,651)	(49,719)
Other comprehensive loss:
Unrealized (loss) gain on investments	3	(81)	(38)	(29)
Total comprehensive loss	$(10,344)	$(10,466)	$(39,689)	$(49,748)
Net loss per share, basic and diluted	$(0.38)	$(0.39)	$(1.46)	$(1.93)
Weighted average common shares used to compute net loss per share, basic and diluted	27,300,377	26,835,603	27,225,499	25,767,497

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$210,200	$190,518
Investments, short-term	—	43,844
Accounts receivable, net of allowance for credit losses of $95 and $42, respectively	26,675	25,063
Inventories	15,574	8,479
Prepaid expenses and other current assets	3,046	1,965
Total current assets	255,495	269,869
Investments, long-term	9,984	—
Property and equipment, net	7,915	5,311
Operating lease right-of-use asset	5,296	5,805
Other non-current assets	204	204
Total assets	$278,894	$281,189
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,989	$7,209
Accrued expenses	17,477	13,516
Current portion of notes payable	6,125	—
Total current liabilities	33,591	20,725
Notes payable, non-current portion	18,799	24,746
Operating lease liability, non-current portion	6,080	5,886
Other non-current liability	124	85
Total liabilities	58,594	51,442
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 27,350,959 and 27,069,276 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	27	27
Additional paid-in capital	497,280	467,038
Accumulated other comprehensive (loss) income	(9)	29
Accumulated deficit	(276,998)	(237,347)
Total stockholders' equity	220,300	229,747
Total liabilities and stockholders' equity	$278,894	$281,189